Exhibit 99.1

Press Release

Uniroyal Global Engineered Products, Inc. Reports Financial Results for the Fiscal Year Ended December 29, 2019

SARASOTA, Fla.—March 20, 2020—Uniroyal Global Engineered Products, Inc. (OTCQB: UNIR) today reported financial results for the Fiscal Year Ended December 29, 2019.

Financial Summary

•	Net Sales declined 8.5% to $91.1 million vs. $99.6 million in the prior year.

•	Net Income declined to $961,423 vs. $1,246,797 in the prior year.

•	Loss per Common Share of $0.58 vs. loss of $0.50 in the prior year, adjusted for the one-for-five reverse stock split effective February 24, 2020.

Overview

From a macro financial perspective, Fiscal Year 2019 was a very difficult year. Management was quick to respond to the economic conditions and put in place operational cost reduction programs. However, the progress was masked as a result of non-recurring charges as explained below.

Net Sales declined 8.5% (6.0% excluding the negative effect of currency exchange rates) as automotive sales in the U.S and European markets were sluggish; Gross Profit Margins were squeezed by lower sales volumes declining to 16.4% vs. 17.0% in the previous year; and even though we were able to reduce Operating Expenses significantly, Net Income fell to $961,423, a decline of 22.9% from the $1,246,797 reported last year.

Despite a declining sales outlook for our automotive business which is 64.9% of our total revenue, we continued the strategy to reinvigorate our business. That strategy started in January 2019 when we had announced that we completed plans for the transformation of our Earby UK manufacturing plant to a state-of-the-art vinyl sheet production facility. This plan included the de-commissioning of the equipment associated with the Calender Operations since it could not be economically modernized. At that time, we also developed a restructuring plan to better service our existing customer base and to expand capacity and increase efficiencies to allow us to penetrate new markets with improved quality and price competitive offerings.

Included in operating expenses for Fiscal Year 2019 were certain one-time expenses in the amount of $554,778. This included $343,003 of restructuring charges in Other Operating Expenses and $211,775 associated with the Calender de-commissioning in General and Administrative Expenses. Included in the Fiscal 2018 results was a $510,230 impairment charge also associated with the transformation. Excluding these one-time costs in both years, total Operating Expenses would have declined by over $1.5 million or 11.4% with Operating Income of $3.2 million compared to $3.7 million in the prior year.

The preliminary favorable results of our efforts started to materialize in the fourth quarter. Despite the fact that fourth quarter automotive sales did not improve year-to-year (down 13.9%), Gross Profit Margins stabilized in the fourth quarter compared to the prior year. After eliminating the current quarter’s one-time expenses of $211,775 which were associated with the de-commissioning of the calender equipment and the $510,230 non-recurring impairment charge from the prior year, Net Loss was actually lower than the fourth quarter of last year.

Unfortunately, due to the potential world-wide economic disruption caused by the coronavirus pandemic, we expect sales will face challenges both in the U.S and Europe for the foreseeable future. This will result in major headwinds for us as we enter the first quarter of Fiscal 2020. Notwithstanding these headwinds, we remain optimistic that we will be able to continue our cost-cutting efforts and offset, as necessary, most of the decline with a better product mix and improved operating efficiencies.

Net Sales

Net Sales for the Fiscal Year ended December 29, 2019 were $91,136,244 versus $99,560,721 for the prior year, a decline of 8.5%. Our automotive business which represents 64.9% of total revenue, declined 10.7% in the U.S versus the prior year. Our European operation automotive business declined 5.9% (excluding currency changes). For perspective, we believe we maintained our share of the market with the declines in revenue reflecting an overall sluggish automotive sales environment.

Our Industrial business declined 4.9% versus the previous year. The industrial business represents 35.1% of total revenue with the U.S operation the dominant source of that revenue. Large seating manufacturers supplying major OEM’s in the heavy off-the-road equipment industry were affected by the uncertainty of the tariffs with China for most of the year which lead to delays in expansion of inventories until some resolution was solidified.

Operating Income

Operating Income for the Fiscal Year Ended December 29, 2019 declined 16.3% to $2,635,986 versus the $3,147,899 reported for the previous fiscal year. The decline in sales revenue (-8.5%) combined with the lower Gross Profit Margins (16.4% versus 17.0%) offset a sharp decline in Operating Expenses. Gross Profit Margins were also negatively impacted by an increase in fixed costs due to the start-up of capital costs put in place as we restructure the manufacturing base at our European operation to focus on higher margin product offerings. Efficiencies from the capital spent began to benefit margins in the first quarter of Fiscal 2020.

A continuing focus on reducing Operating Expenses lead to a decline in expenses of approximately $1.5 million or 11.4% from the prior year, excluding the 2019 first quarter $343,003 restructuring charge in Other Operating Expenses and the 2019 fourth quarter $211,775 of one-time expenses included in general and administrative expenses and the $510,230 impairment charge in 2018.

Net Loss Allocable to Common Shareholders

Net Loss Allocable to Common Shareholders for the Fiscal Year Ended December 29, 2019 was $2,165,073 versus a loss of $1,859,186 for the previous fiscal year period, a decline of $305,887 or 16.5%. The Net Loss Per Common Share for 2019 was $0.58 versus $0.50 for the previous year. All per share results reflect the one-for-five reverse stock split effective as of February 24, 2020.

Weighted average shares outstanding as of December 29, 2019 were 3,736,742 versus 3,738,006 as of December 30, 2018. All share totals reflect the one-for-five reverse stock split effective as of February 24, 2020.

For further details, see the Consolidated Statements of Operations in the Company’s Form 10-K filed on March 20, 2020.

About Uniroyal Global Engineered Products, Inc.

Uniroyal Global Engineered Products, Inc. (UNIR) is a leading manufacturer of vinyl-coated fabrics that are durable, stain resistant, cost-effective alternatives to leather, cloth and other synthetic fabric coverings. Uniroyal Global Engineered Products, Inc.’s revenue in 2019 was derived 64.9% from the automotive industry and approximately 35.1% from the recreational, industrial, indoor and outdoor furnishings, hospitality and healthcare markets. Our primary brand names include Naugahyde®, BeautyGard®, Flame Blocker™, Spirit Millennium®, Ambla®, Amblon®, Velbex®, Cirroflex®, Plastolene® and Vynide®.

Forward-Looking Statements:

Except for statements of historical fact, certain information contained in this press release constitutes forward-looking statements, including, without limitation, statements containing the words “believe,” “expect,” “anticipate,” “intend,” “should,” “planned,” “estimated” and “potential” and words of similar import, as well as all references to the future. These forward-looking statements are based on Uniroyal Global Engineered Products, Inc.’s current expectations. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company´s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company´s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company´s business include, but are not limited to, the following: uncertainties relating to economic conditions, uncertainties relating to customer plans and commitments, the pricing and availability of equipment, materials and inventories, currency fluctuations, technological developments, performance issues with suppliers, economic growth, delays in testing of new products, the Company’s ability to successfully integrate acquired operations, the Company’s dependence on key personnel, the Company’s ability to protect its intellectual property rights, the effectiveness of cost-reduction plans, rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Uniroyal Global Engineered Products, Inc. Public Relations:

TTC Group, Inc.

Vic Allgeier, 646-290-6400

vic@ttcominc.com

Uniroyal Global Engineered Products, Inc.

Consolidated Balance Sheets

ASSETS	December 29, 2019	December 30, 2018
CURRENT ASSETS
Cash and cash equivalents	$513,588	$1,028,841
Accounts receivable, net	11,662,325	12,422,330
Inventories, net	19,116,542	19,460,260
Other current assets	930,015	965,520
Related party receivable	-	20,118
Total Current Assets	32,222,470	33,897,069

PROPERTY AND EQUIPMENT, NET	19,103,319	18,878,949
Operating lease right-of-use assets	6,607,963	-

OTHER ASSETS
Intangible assets	3,263,781	3,217,997
Goodwill	1,079,175	1,079,175
Other long-term assets	3,489,313	3,693,367
Total Other Assets	7,832,269	7,990,539
TOTAL ASSETS	$65,766,021	$60,766,557

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Checks issued in excess of bank balance	$332,141	$855,210
Lines of credit	20,530,773	19,325,116
Current maturities of long-term debt	1,497,160	1,369,967
Current maturities of finance lease liabilities	106,253	388,862
Accounts payable	9,232,119	9,335,235
Accrued expenses and other liabilities	3,890,367	3,326,291
Related party obligation	608,517	84,154
Current portion of postretirement benefit liability - health and life	155,803	139,095
Total Current Liabilities	36,353,133	34,823,930

LONG-TERM LIABILITIES
Long-term debt, less current portion	3,378,458	3,967,754
Finance lease liabilities, less current portion	6,397	109,446
Operating lease liabilities	6,106,568	-
Related party lease financing obligation	2,646,970	2,613,717
Long-term debt to related parties	3,190,655	2,990,655
Postretirement benefit liability - health and life, less current portion	2,592,023	2,101,892
Other long-term liabilities	715,308	653,653
Total Long-Term Liabilities	18,636,379	12,437,117
Total Liabilities	54,989,512	47,261,047

STOCKHOLDERS' EQUITY
Preferred units, Series A UEP Holdings, LLC, 200,000 units issued and outstanding ($100 issue price)	617,571	617,571
Preferred units, Series B UEP Holdings, LLC, 150,000 units issued and outstanding ($100 issue price)	463,179	463,179
Preferred stock, Uniroyal Global (Europe) Limited, 50 shares issued and outstanding ($1.51 stated value)	75	75
Common stock, 95,000,000 shares authorized ($.001 par value) 3,736,006 and 3,738,006 shares issued and outstanding as of December 29, 2019 and December 30, 2018, respectively (1)	18,680	18,690
Additional paid-in capital (1)	35,275,646	35,244,770
Accumulated deficit	(24,301,203)	(22,136,130)
Accumulated other comprehensive loss	(1,297,439)	(702,645)
Total Stockholders' Equity	10,776,509	13,505,510

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$65,766,021	$60,766,557

(1)	The number of issued and outstanding shares of common stock as of December 29, 2019 and December 30, 2018 have been adjusted to reflect a one-for-five reverse stock split that became effective on February 24, 2020. The amounts in common stock and additional paid-in capital will be adjusted as of the effective date of the one-for-five reverse stock split.

Uniroyal Global Engineered Products, Inc.

Consolidated Statements of Operations

	Years Ended
	December 29, 2019	December 30, 2018

NET SALES	$91,136,244	$99,560,721

COST OF GOODS SOLD	76,174,406	82,622,952

Gross Profit	14,961,838	16,937,769

OPERATING EXPENSES:
Selling	4,300,730	4,697,627
General and administrative	6,047,734	6,928,779
Research and development	1,634,385	1,653,234
Other operating expenses	343,003	510,230
OPERATING EXPENSES	12,325,852	13,789,870

Operating Income	2,635,986	3,147,899

OTHER EXPENSE:
Interest and other debt related expense	(2,036,248)	(1,886,886)
Other income (expense)	258,486	(206,608)
Net Other Expense	(1,777,762)	(2,093,494)

INCOME BEFORE TAX PROVISION	858,224	1,054,405

TAX BENEFIT	(103,199)	(192,392)

NET INCOME	961,423	1,246,797

Preferred stock dividend	(3,126,496)	(3,105,983)

NET LOSS ALLOCABLE TO COMMON SHAREHOLDERS	$(2,165,073)	$(1,859,186)

LOSS PER COMMON SHARE (1):
Basic	$(0.58)	$(0.50)
Diluted	$(0.58)	$(0.50)
WEIGHTED AVERAGE SHARES OUTSTANDING (1):
Basic	3,736,742	3,738,006
Diluted	3,736,742	3,738,006

(1)	Share and per share amounts have been adjusted to reflect a one-for-five reverse stock split that became effective on February 24, 2020.